Exhibit 99.1

TECHNICAL OLYMPIC USA REPORTS RESULTS
FOR ITS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2002

Company Reports Earnings From Continuing
Operations Before Merger And Unusual Charges Of $82.9 Million
For Year Ended December 31, 2002

FOR IMMEDIATE RELEASE: February 12, 2003

Hollywood, Florida — Technical Olympic USA, Inc. (TOUSA) (Nasdaq: TOUS) today reported results for its fourth quarter and year ended December 31, 2002. For the quarter ended December 31, 2002, earnings from continuing operations before merger and unusual charges were $21.1 million, or $0.76 per share, as compared to $22.2 million, or $0.80 per share, for the corresponding quarter in 2001. For the year ended December 31, 2002, earnings from continuing operations before merger and unusual charges were $82.9 million, or $2.98 per share, as compared to $89.4 million, or $3.21 per share, for the year ended December 31, 2001.

On June 25, 2002, Engle Holdings Corp. (Engle) was merged into Newmark Homes Corp. (Nasdaq: NHCH) and the combined company was renamed Technical Olympic USA, Inc. This merger was accounted for in a manner similar to a pooling of interests due to both entities being under the common control of Technical Olympic, Inc. (Technical Olympic). As a result of the merger, Technical Olympic increased its ownership interest in TOUSA to 91.75%. In accordance with generally accepted accounting principles, historical comparisons represent pooled results of the two former companies.

Comparison of Quarter Ended December 31, 2002 to Quarter Ended December 31, 2001

For the quarter ended December 31, 2002, income from continuing operations decreased to $20.2 million, or $0.73 per share, as compared to $21.7 million, or $0.78 per share, for the corresponding quarter in 2001. The decrease in income from continuing operations primarily relates to a decline in pretax homebuilding income of $5.3 million which was partially offset by an increase in financial services pretax income of $1.4 million.

Homebuilding revenues increased to $380.4 million during the quarter ended December 31, 2002 from $363.0 million during the quarter ended December 31, 2001. The increase of 5% was due to an increase in revenues from home sales, to $364.9 million in the quarter ended December 31, 2002 from $358.9 million during the quarter ended December 31, 2001 as well as an increase in revenue from land/lot sales, to $15.4 million during the quarter ended December 31, 2002, from $4.1 million during the quarter ended December 31, 2001. Home closings increased to 1,372 during the quarter ended December 31, 2002 from 1,357 during the quarter ended December 31, 2001. The average selling price on homes closed increased slightly to $266,000 during the quarter ended December 31, 2002 from $264,500 during the quarter ended December 31, 2001.

Homebuilding gross profit increased to $73.0 million during the quarter ended December 31, 2002 from $72.1 million during the quarter ended December 31, 2001. Gross margin on home sales decreased to 19.5% during the quarter ended December 31, 2002 from 20.0% during the quarter ended December 31, 2001. The decline in gross margin is primarily attributable to increased incentives. Additionally, due to the allocation of purchase price to the units which were in backlog at the time of the acquisition of both DS Ware Homes and Masonry Homes, the company recognized minimal gross profit on the approximate $17.1 million in revenue generated from home closings from these companies.

For the quarter ended December 31, 2002, selling, general and administrative (SG&A) expenses increased to $45.7 million from $39.0 million. As a percentage of revenues from home sales, SG&A increased to 12.5% from 10.9%. This increase during the quarter ended December 31, 2002, relates to increases in compensation, technology, insurance and advertising expenses as compared to the corresponding period in 2001.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

For the year ended December 31, 2002, income from continuing operations decreased to $67.0 million, or $2.40 per share, from $87.8 million, or $3.15 per share, for the year ended December 31, 2001. The decrease in income from continuing operations is attributable to a decrease in Homebuilding pretax income to $87.6 million during the year ended December 31, 2002 from $125.0 million during the year ended December 31, 2001. The decrease in Homebuilding pretax income was partially offset by an increase in Financial Services pretax income to $19.4 million during the year ended December 31, 2002 from $15.0 million during the year ended December 31, 2001.

Homebuilding revenues decreased to $1.38 billion during the year ended December 31, 2002 from $1.39 billion during the year ended December 31, 2001. The decrease of 1% was due to a decline in revenues from home sales, to $1.35 billion in the year ended